Exhibit 10.1

1 Terminal Drive  •  Plainview, NY 11803  •  Phone: (516) 677-0200  •  Fax: (516) 714-1200  •  www.veeco.com

December 9, 2013

David D. Glass

[private address]

Dear Dave:

The purpose of this letter is to confirm our discussion regarding your employment at Veeco Instruments Inc. As discussed, we expect to initiate a search shortly to identify a new CFO for the Company. This will be followed, within four (4) business days, by the required public disclosure in the form of an 8-K. We will work with you over the next few days to draft the required disclosure.

We would like you to continue in your current role until the earlier of (i) the completion of our search and commencement of employment of a new CFO, or (ii) the date six (6) months from the date of this notice (the “Service Period”). You would, of course, be expected to be fully engaged in your role throughout the Service Period.  For the avoidance of doubt, we would consider your resignation prior to the end of the Service Period as “voluntary” and you would not be eligible for the severance benefits described herein in that circumstance.

Upon termination of your employment following the Service Period (other than for Cause), and conditioned upon your execution of a waiver and release satisfactory to Veeco, which would include non-competition, non-solicitation and similar provisions, you would be entitled to receive the separation benefits described in your offer letter:

•                  Eighteen (18) months of salary continuation (worth approximately $577k), and

•                  Up to eighteen (18) months of subsidized benefits through COBRA, and

•                  Twelve (12) months to exercise any stock option vested at the time of your termination.

In addition, you would be entitled to any equity award that vests prior to your separation date:

•                  You have restricted stock awards that are scheduled to vest on January 18, 2014 (8,334 shares currently worth $266k) and June 9, 2014 (2,267 shares currently worth $72.5k).

•                  You have stock option grants that are scheduled to vest on May 25, 2014 (10,000 options @ $33.00) and June 9, 2014 (4,300 options @ $51.70)

Subject to your continued employment and provided that you have carried out your responsibilities as the Company’s CFO without any reduction in commitment or performance during the Service Period, including but not limited to the amount of time you spend in the Plainview office, then notwithstanding the date on which the Service Period ends, you will be credited for vesting purposes, on the equity awards described above, through and including June 9, 2014, effective as of your actual separation date.

It is understood that you are an employee at will. This means that the employment relationship is for no fixed period and is terminable at any time by either you or the Company with or without cause or notice. Nothing herein shall be deemed to be an employment agreement or in any way create an obligation of Veeco to provide employment to you or for you to remain an employee of Veeco.

Please let me know if you have any questions regarding this matter.

Sincerely,

/s/ ROBERT W. BRADSHAW

Robert W. Bradshaw
Sr. Vice President, Human Resources

Accepted

/s/ DAVID D. GLASS	12-10-2013
David D. Glass	Date